Exhibit 10.2

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

This Non-Competition and Confidentiality Agreement is made as of this 10th day of March, 2009 by and between Michael T. Vesey (“Employee”) and Orleans Homebuilders, Inc. (together with its subsidiaries, the “Company”) and effective as of January 1, 2009.

WHEREAS, Employee and the Company have entered into an Employment Agreement dated effective as of January 1, 2009 (as such Agreement may be amended or modified from time to time, the “Employment Agreement”); and

WHEREAS, the Employment Agreement provides additional benefits to Employee that he did not have prior to entering into the Employment Agreement; and

WHEREAS, the terms of the Employment Agreement are contingent upon Employee’s execution of this Non-Competition and Confidentiality Agreement;

NOW, THEREFORE, for good and valuable consideration, including Employee’s receipt of the benefits described in the Employment Agreement, Employee hereby agrees as follows:

1.                                       If Employee terminates his employment with the Company for other than Good Reason (defined below), Employee shall not:

(a)                                  For a period of twelve (12) months following such termination, directly or indirectly, engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating within any state in the United States in which the Company is doing business at the time of such termination, which is primarily engaged in the construction or marketing of any homes (whether single family, multi-family, owner-occupied, rental, or other) or the acquisition or development of any property for residential purposes; provided, however, nothing contained in this Section 1(a) shall prevent Employee from holding for investment no more than one percent (1%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system;

(b)                                 For a period of one (1) year following such termination, directly or indirectly, solicit, induce or encourage any person, firm, corporation or other entity who or which is a Customer, distributor or supplier of the Company to terminate or reduce its business or relationship with the Company;

(c)                                  For a period of one (1) year following such termination, directly or indirectly, solicit or assist any individual or entity in the solicitation of business from, or performance of work for, any Customer or Prospective Customer of the Company; and

(d)                                 For a period of one (1) year following such termination, directly or indirectly, solicit, employ or establish a business relationship with, or encourage or assist any individual or entity to solicit, employ or establish a business relationship with, any individual who was employed by or worked as an independent contractor for the Company during the preceding six (6) month period.

2.                                       Defined terms.  For the purposes of this Agreement:

(a)                                  “Customer” shall mean those persons or entities for which the Company performed services or to which it has sold or otherwise provided any product during the last year of Employee’s employment with the Company;

(b)                                 “Good Reason” shall have the meaning provided in the Employment Agreement .

(c)                                  “Prospective Customer” shall mean all persons or entities with whom the Company has had substantive discussions about becoming a customer of the Company in the last year of Employee’s employment with the Company.

3.                                       Confidentiality.

(a)                                  Employee acknowledges that in the course of performing his duties on behalf of the Company he may, from time to time, be placed in a position of trust and confidence in which he receives or contributes to the creation of confidential and/or proprietary information relative to the Company’s operations.  This confidential and/or proprietary information includes, but is not limited to: (i) business, manufacturing, marketing, legal and accounting methods, policies, plans, procedures, strategies and techniques; (ii) information regarding the Company’s planned communities and development and acquisition activities; (iii) information concerning the Company’s earnings, production volumes and methods for doing business; (iv) technical information, such as patterns, designs, building plans and product specifications; (v) trade secrets, including the formulas, methods, processes, standards and devices associated with the Company’s building, manufacturing and marketing activities; (vi) names, addresses and telephone numbers of the Company’s employees, vendors, and suppliers; (vii) customer lists and the names, addresses and telephone numbers of the Company’s customers and prospective customers; (viii) pricing, credit and financial information; and (ix) any and all other data or information relating to the operations and business of the Company which is not known generally by and readily accessible to the public. For purposes hereof, “confidential and/or proprietary information” does not include, and there shall be no obligation hereunder with respect to (i) information known by Employee prior to his employment by the Company and (ii) information that is or becomes generally available to the public other than as a result of a disclosure by Employee in violation of the terms of this Agreement.

(b)                                 With regard to the confidential and/or proprietary information as described in Section 3(a), Employee agrees that during his employment he will safeguard the privacy of the confidential and/or proprietary information and will use and/or disclose this confidential and/or proprietary information only as necessary to further the Company’s business interests. After Employee’s employment has ended, regardless of the reason and whether initiated by the Company or by Employee, Employee will not use and/or disclose the Company’s confidential and/or proprietary information at any time, at any place, for any reason except as required by law.  In the event Employee is required to disclose any confidential and/or proprietary information by order of any court of competent jurisdiction or other governmental authority or is otherwise legally required to do so, Employee shall timely inform the Company’s General

Counsel of all such legal or governmental proceedings so that the Company may attempt by appropriate legal means to limit such disclosure.

(c)                                  Upon Employee’s separation from the Company, regardless of the reason and whether initiated by the Company or by Employee, Employee will return to the Company, retaining no copies, any and all files, records, correspondence (other than personal correspondence), documents, drawings and specifications, which relate to or reflect the Company’s business operations, customers, prospective customers, employees, suppliers, vendors, etc., regardless of where such items were kept or prepared.

4.                                       Injunctive and Other Relief.

(a)                                  Employee acknowledges and agrees that the provisions of Section 1 and Section 3 are reasonable with respect to their duration, scope and geographical area.  In particular, Employee acknowledges that the geographic scope of the Company’s business makes reasonable the geographic restrictions of this Agreement.  If, at the time of enforcement of any of the provisions of Sections 1 and/or Section 3, a court holds that the restrictions therein exceed those allowed by applicable law, then such court will be requested by the Company, Employee and all other relevant parties to enforce the provisions in Section 1 and Section 3 to the broadest extent possible under applicable law and Section 1 and Section 3 shall be deemed to have been so modified.

(b)                                 Employee agrees that if Employee breaches or threatens to breach any of the provisions of Section 1 and/or Section 3, the Company will have available, in addition to any other right or remedy available, the right to seek injunctive and equitable relief of any type from a court of competent jurisdiction, including but not limited to, the right to seek an order restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.  Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and Employee hereby consents to the issuance of such injunction and to the ordering of specific performance.

5.                                       Miscellaneous.

(a)                                  Severability; Survival.  Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law.  In the event that any provision contained in this Agreement shall be determined by any court of competent jurisdiction to be overbroad and/or unenforceable,  then the court making such determination shall have the authority to narrow the provision as necessary to make it enforceable and the provision shall then be enforceable in its narrowed form.  Moreover, each provision of this Agreement is independent of and severable from each other.  In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining provisions of this Agreement shall remain in full, force and effect.  For purposes of this Section 5(a), a “provision” of this Agreement shall mean any section or subsection of this Agreement or any sentence or clause within any section or subsection of this Agreement.  The terms and provisions of this Agreement shall survive the termination of Employee’s employment.

(b)                                 Notices.  All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt request or by telegram, fax or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other.  Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt of confirmation therefor, in all other cases.

If to Company:

Orleans Homebuilders Inc.
3333 Street Road
Suite 101
Bensalem, PA 19020
Attn: Jeffrey P. Orleans, Chairman and Chief Executive Officer
Tel: (215) 245-7500
Fax: (215) 633-2351

If to Employee:

At Employee’s current home address as reflected in the Company’s records.

(c)                                  Entire Agreement and Modification.   This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto.  No amendment, modification, or waiver of this Agreement shall be effective unless in writing and executed by the Employee and the Company’s Vice-Chairman or Chairman.  Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other of further exercise of the same or any other right, remedy, power, or privilege with respect to any occurrence or be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

(d)                                 Governing Law.  The parties agree that this Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

(e)                                  Assignment and Succession.  The Company may assign this Agreement in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company.  Employee expressly consents to the assignment of the Agreement to any new owner of the Company’s business or purchaser of the Company.  Employee’s rights and obligations hereunder are personal and may not be assigned by Employee.

(f)                                    Headings; Counterparts.  The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first above written.

ORLEANS HOMEBUILDERS, INC.		EMPLOYEE

By:	Jeffrey P. Orleans	Michael T. Vesey
	Jeffrey P. Orleans	Michael T. Vesey
Chairman and Chief Executive Officer